EXHIBIT 10.1

EXCLUSIVE LICENSE AGREEMENT

This Agreement, dated as of September 24, 1986, is entered into by and between THE BOARD OF REGENTS of THE UNIVERSITY OF TEXAS SYSTEM (hereinafter “BOARD”), a governing board established under the laws of the State of Texas, THE UNIVERSITY OF TEXAS SYSTEM CANCER CENTER (hereinafter “UTSCC”), a component institution of The University of Texas System (hereinafter “System”) and THE MACROPHAGE COMPANY, INC. (hereinafter “LICENSEE”), a Delaware corporation, whose address is 2201 Timberloch Place, The Woodlands, Texas 77380.

WITNESSETH:

WHEREAS, BOARD is the owner of the BOARD Patent Rights and BOARD Technical Information, as hereinafter defined, developed by UTSCC; and

WHEREAS, LICENSEE is desirous of obtaining a world-wide, non-assignable (except as expressly provided herein), royalty-bearing exclusive license, with the right to grant sublicenses, under the BOARD Patent Rights and BOARD Technical Information; and

WHEREAS, LICENSEE desires the right to use the names Board of Regents, The University of Texas System and The University of Texas System Cancer Center to the extent necessary to enforce and protect LICENSEE’s rights hereunder; and

WHEREAS, BOARD desires to grant LICENSEE such a world-wide, exclusive license under the following terms and conditions;

NOW, THEREFORE, in consideration of the foregoing, and the covenants and promises contained herein, the sufficiency of which are hereby acknowledged by the parties, BOARD, UTSCC and LICENSEE hereby agree as follows:

I.

DEFINITIONS

A. The term “BOARD Patent Rights”, when used herein, shall mean those United States and foreign patents and patent applications or prospective patent applications, including any division, continuation, continuation-in-part or reissue thereof, or substitute therefor, and the letters patent that may be issued thereon, which relate to the Licensed Subject Matter; together with all other Patents and Patent Applications which claim any invention or discovery useful in connection with the Licensed Subject Matter developed or invented by Robert Kilbourn, M.D., Ph.D., Jim Klostergaard, Ph.D and Gabriel Lopez-Berestein, M.D., in the case of the murine macrophage described in the definition of Licensed Subject Matter set out in Section I.E., and by Jim Klostergaard, Ph.D., Jim Turpin, M.S., and Gabriel Lopez-Berestein, M.D., in the case of the human monocyte described in the definition of Licensed

Subject Matter set out in Section I.E, or any of them, during the life of any patents or patent applications included within the BOARD Patent Rights, in which BOARD now has or in the future acquires any interest. Without limiting the generality of the preceding sentence, the term “BOARD Patent Rights” shall include, but not be limited to, the patents and patent applications listed on Schedule I which is attached to this Agreement and incorporated herein by reference for all purposes.

B. The term “BOARD Technical Information”, when used herein, shall mean (i) any technical information disclosed or claimed in connection with any patent or patent application included within the BOARD Patent Rights; and (ii) any invention, discovery, know-how, process, procedure, method, protocol, formula, technique, software, design, drawing, data, devices, specifications, sketches or other technical information relating to the Licensed Subject Matter.

C. The term “Licensed Patented Product or Process”, when used herein, shall mean any product, apparatus or process made, used, marketed or sold in any country where such product, apparatus or process is covered by the claims of an issued patent or a pending patent application included within the BOARD Patent Rights, together with any product made by the use of any process in a country in which such process or apparatus is covered by the claims of an issued patent or a pending patent application included within the BOARD Patent Rights.

D. The term “Licensed Non-Patented Product or Process”, when used herein, shall mean any product, apparatus or process utilizing or relating to the Licensed Subject Matter which is manufactured, used, marketed or sold with the use of any BOARD Technical Information (but which are not covered by BOARD Patent Rights), together with any product utilizing the Licensed Subject Matter which is manufactured by a process or apparatus which uses any BOARD Technical Information.

E. The term “Licensed Subject Matter” shall mean the process (as defined below) to develop human monocyte or murine macrophage—derived cytotoxins which either kill or inhibit the proliferation of tumor cells as developed by the researchers/ inventors named in the definition of BOARD Patent Rights set out in Section I.A., and all compositions, products and uses resulting therefrom, together with any change or modification to any such process, composition, products or uses which is developed pursuant to the research and development agreement contemplated by Article VI.A. hereof. The term “process” shall mean and include the isolation, purification, manufacturing, gene expression, synthesis, and utilization of cytotoxins for therapeutic purposes.

F. The term “Net Sales”, when used herein, shall mean the amount received or collected by LICENSEE from commercial sales or other use or disposition for value (including any marketing fees paid to LICENSEE in connection with sales of Licensed Patented

Products or Processes and Licensed Non-Patented Products or Processes, but not including proceeds received from the sale of marketing rights as described in Section IV.A.3 hereof), of Licensed Patented Products or Processes and Licensed Non-Patented Products or Processes in bona fide arms-length transactions, f.o.b. place of manufacture or point of storage, less (i) cash, trade and/or quantity discounts, (ii) amounts repaid or credited by reason of rejections, defects or returns or because of retroactive price reductions, (iii) freight, transportation and insurance (iv) taxes and (v) other charges which, under generally accepted accounting principles, are deemed to be incidental to the sale.

G. The term “Subsidiary” shall mean a corporation, partnership, association, trust or other legal entity which owns, controls, is owned or controlled by, or is under common ownership or control of, a party to this Agreement. For purposes of this definition, “control” shall mean the ownership of such number of outstanding shares or other interests aggregating more than 50% of the ordinary voting power for the election of directors or the exercise of control of such entity.

II.

GRANT OF RIGHTS

A. BOARD hereby grants to LICENSEE an exclusive, worldwide license, including the right to grant sublicenses, under the BOARD Patent Rights and the BOARD Technical Information to manufacture, use, market and sell any Licensed Patented Product or Process and any Licensed Non-Patented Product or Process throughout the United States of America, its territories and possessions and in all foreign countries.

B. BOARD and UTSCC hereby grant to LICENSEE the right to use the name “Board of Regents, The University of Texas System” and “The University of Texas System Cancer Center” to the extent necessary to enforce and protect LICENSEE’s rights hereunder; provided however, that LICENSEE shall not be obligated to use the name “Board of Regents, The University of Texas System” or “The University of Texas System Cancer Center” in any manner.

C. BOARD and UTSCC hereby grant to LICENSEE the right of access to, during normal business hours, and the use of, all experimental or other data which relate in any manner to the BOARD Patent Rights or the BOARD Technical Information, including without limitation, all data which BOARD has provided to the United States Patent Office, the Food and Drug Administration (FDA) or any other state, federal, foreign or local regulatory authority which relate in any manner to the BOARD Patent Rights or the BOARD Technical Information, and BOARD and UTSCC agree that they will not use, or permit the use of, such information and data, nor do anything else which will adversely affect LICENSEE’s rights under this Agreement in any manner. BOARD and UTSCC shall cooperate fully with LICENSEE, at LICENSEE’s expense, in order to obtain the regulatory approval of any state, federal, foreign or local authority which now is or later becomes necessary to develop, manufacture, use, market or sell any Licensed Patented Product or Process or Licensed Non-Patented Product or Process. Such cooperation shall include, but not be limited to, obtaining all necessary regulatory approvals which are now required, or may in the future be required, to manufacture, use, market or sell any Licensed Patented Product or Process or Licensed Non-Patented Product or Process for use in any application thereof. BOARD and UTSCC shall execute any and all documents reasonably necessary to obtain such approvals upon request by LICENSEE. LICENSEE shall reimburse BOARD and UTSCC for any reasonable out-of-pocket costs, plus overhead not to exceed 50% of out-of-pocket costs, including attorneys’ fees, incurred by BOARD and UTSCC in connection with such cooperation. At such time as clinical trials are commenced, LICENSEE agrees that it will enter into an appropriate agreement with UTSCC regarding the conduct of such trials.

D. UTSCC shall promptly provide LICENSEE and shall continue to provide LICENSEE, during the term of this Agreement, with all information relating to (i) pharmacological, toxicological or clinical data, (ii) synthetic, formulative, manufacturing or analytical data, and (iii) such other chemical, physical or biological data which UTSCC may now or in the future possess or control which relates in any manner to the Licensed Subject Matter, except for that information made confidential by law or prior agreement.

E. The parties recognize that LICENSEE may encounter patents held by third parties which dominate activities covered by the BOARD Patent Rights and that cross-licenses between the BOARD (or LICENSEE) and such third parties may be necessary in order to enable LICENSEE to make or market Licensed Patented Products or Processes or Licensed Non-Patented Products or Processes. In that event, LICENSEE has the right to enter into cross-licensing agreements with third parties and to grant cross-licenses under any or all of the BOARD Patent Rights, provided:

1. BOARD, through UTSCC, is consulted beforehand and is reasonably satisfied that the third party does in fact hold a patent that limits LICENSEE’s competitiveness in making or marketing Licensed Patented Products or Processes or Licensed Non-Patented Products or Processes;

2. In BOARD’s reasonable judgment, the rights received by LICENSEE under such cross-licensing agreement cover only Licensed Patented Products or Processes or Licensed Non-Patented Products or Processes and are not directed to other products;

3. BOARD incurs no financial or legal liabilities under the cross-licensing;

4. Any money or the value of any equipment, including license issue fees (and not including proceeds from sale of marketing rights as described in Section IV.A.3.), received by LICENSEE in exchange for such cross-licensing is treated as Net Sales for Licensed Patented Products or Processes or Licensed Non-Patented Products or Processes.

III.

ISSUANCE OF COMMON STOCK AND PREFERRED STOCK

A. In consideration of the right to use the names set forth in Section II.B. above in connection with the grant by BOARD to LICENSEE of this license, LICENSEE agrees that, upon execution of this Agreement by BOARD, it shall issue BOARD 400,000 shares of its Common Stock, $.001 par value, which shares of Common Stock shall be subject to cancellation in accordance with the terms of Sections III.B. and III.C. below. In addition, LICENSEE agrees to reserve a seat on its Board of Directors for a designee selected by BOARD, until the closing of the first public offering of equity securities by LICENSEE. In accordance with LICENSEE’S customary practice with respect to offerings of any securities of the LICENSEE, BOARD hereby makes the representations, warranties and covenants to LICENSEE contained in Exhibit A hereto, which Exhibit A is incorporated herein for all intents and purposes.

B. In addition, LICENSEE hereby grants BOARD an option, exercisable in its sole discretion, to elect to purchase a total of 600,000 shares of the Series A Preferred Stock (the “Shares”) of LICENSEE, at a purchase price of $.50 per share, on the same general terms and conditions as are applicable to the initial purchasers of such Series A Preferred Stock, such purchase option to be subject to and conditioned upon the following:

1. The BOARD shall have the option to purchase all of the Shares, or a lesser amount in accordance with the schedule attached hereto as Exhibit B and incorporated herein for all purposes, by providing written notice to LICENSEE to such effect no later than May 1, 1987, which notice shall specify the number of Shares which BOARD desires to purchase and the date of purchase, which date shall not be later than May 30, 1987. Effective at 12:01 a.m., May 2, 1987, the option hereinabove provided shall expire for any and all Shares as to which the LICENSEE has not received such written notice, and BOARD shall have no further right to purchase any such Shares, unless otherwise extended by agreement of the parties.

2. In the event that BOARD does properly elect to exercise its right to purchase any of the Shares, and completes the purchase of such Shares as required, a proportionate amount of the Common Stock issued to Board in connection with the execution of this License Agreement shall, concurrent with the closing of such purchase of the Shares, thereupon be returned to LICENSEE by BOARD, in accordance with the schedule attached as Exhibit B hereto, whereupon such shares of Common Stock shall be cancelled and BOARD shall no longer have any right, title or interest therein.

3. Effective upon the purchase by BOARD of any or all of the Shares, the royalty obligations of LICENSEE provided for in Section IV.A.1. and IV.A.2. shall increase to the applicable percentage amount as provided in the Schedule attached hereto as Exhibit B.

C. As an alternative to the election by BOARD to purchase the Shares, BOARD may elect to make a contribution to LICENSEE, in an aggregate amount not exceeding $300,000, said sum to be applied to research and development activities in accordance with the R & D Agreement (as defined hereinafter). In exchange for such contributions, LICENSEE shall issue BOARD up to 600,000 shares of Series A Preferred Stock of LICENSEE, such election option to be exercised in accordance with and subject to the following conditions:

1. BOARD shall have the right to contribute funds, in accordance with the schedule set out on Exhibit B hereto, for research and development activities of LICENSEE, by providing written notice to LICENSEE no later than May 1, 1987, which notice shall specify the amount of funds which BOARD desires to contribute and the date of such contribution, which date shall not be later than May 30, 1987. Effective at 12:01 a.m. on May 2, 1987, BOARD’S option to acquire Series A Preferred Stock shall expire for the corresponding amount of shares for which LICENSEE has not received written notice of BOARD’S election to fund, and BOARD shall have no further right to acquire such shares of Series A Preferred Stock, unless otherwise extended by agreement of the parties.

2. In the event that BOARD does properly elect to contribute funds to the LICENSEE’s research and development activities, and makes the contribution as required, a proportionate amount of Common Stock issued in connection with the execution of this License Agreement shall, concurrent with such funding, be returned to LICENSEE by BOARD in accordance with the schedule set out on Exhibit B hereto, whereupon such shares of Common Stock shall be cancelled and BOARD shall no longer have any right, title or interest therein.

3. Effective upon the contribution by BOARD of some or all of the funds for research and development, as provided herein, the royalty obligations of LICENSEE provided for in Sections IV.A.1. and 2. would increase to the applicable percentage amount as provided in the schedule attached hereto as Exhibit B.

D. The option to purchase Series A Preferred Stock under Section III.B. and to acquire shares of Series A Preferred Stock under Section III.C. are mutually exclusive and can not be jointly exercised in any form or fashion.

E. In consideration of the granting of the mutually exclusive options by LICENSEE to BOARD as set forth in Sections III.B. and III.C., BOARD hereby consents to the issuance of, and, upon issuance of the Common Stock to it as provided in Section III.A. above, agrees to vote such shares, if required, in order to authorize and issue, the following securities to the initial round of venture capital firms:

1. 8% Convertible Notes (the “Notes”), in the amount of $300,000, such Notes to accrue interest at the rate of 8% per year until the Notes are converted to Series A Preferred Stock or redeemed by LICENSEE, whichever first occurs, interest to be payable at the closing of the second round of venture capital financing. Such Notes may, at LICENSEE’S option, be redeemed by LICENSEE at any time prior to May 30, 1987, in the principal amount of all outstanding Notes, or a portion thereof, plus accrued interest. In the event such Notes are not redeemed in whole by LICENSEE, the Notes shall automatically be converted into shares of Series A Preferred Stock, equal to twice the unredeemed amount of Notes then outstanding, not exceeding 600,000 shares (see Exhibit C attached hereto.) Such Notes shall contain such other terms and conditions as are customary for such transactions.

2. Warrants to Purchase Common Stock, at a purchase price of $.10 share, in a total amount of 150,000 shares of Common Stock of LICENSEE, to be issued to the holders of the LICENSEE’S 8% Convertible Notes, pro rata, which warrants shall only be exercisable in an amount equal to one-half of the principal amount of 8% Convertible Notes of the LICENSEE which are redeemed by LICENSEE (see Exhibit C attached hereto).

F. BOARD acknowledges that The Woodlands Venture Capital Company has been issued 10,000 shares of Common Stock of LICENSEE in consideration of the payment of $10.00 by it and of the efforts of its employees in establishing LICENSEE, managing it, and negotiating this Agreement. BOARD further acknowledges that LICENSEE has, prior to the effective date hereof, issued 300,000 shares of Class A Common Stock to each of Gabriel Lopez-Berestein, M.D., and Jim Klostergaard, Ph.D., in exchange for payment by them of $300.00 each, and their services in inventing the Licensed Subject Matter.

IV.

ROYALTIES

A. In consideration of the grant by BOARD to LICENSEE of this license, LICENSEE shall pay to BOARD as follows:

1. An earned royalty of three percent (3%) of the Net Sales of a Licensed Patented Product or Process by LICENSEE or its Subsidiaries in each country where a patent included within the BOARD Patent Rights issues, or a patent application has been filed and is pending, with claims covering such Licensed Patented Product or Process, until the expiration, termination or invalidation of the patent in that country by a Court of final jurisdiction or the determination that a patent will not issue in that country.

2. An earned royalty of two percent (2%) of the Net Sales of a Licensed Non-Patented Product or Process by LICENSEE or its Subsidiaries during the term of this Agreement.

3. An earned royalty of forty percent (40%) of the royalty received by the LICENSEE from Net Sales of a Licensed Patented Product or Process and Licensed Non-Patented Product or Process by sublicensees of LICENSEE or its Subsidiaries, such royalty to be measured upon and based on the actual proceeds received by LICENSEE or its Subsidiaries under the Sublicense Agreement and not the total net sales generated by the marketing or distribution of the Licensed Patented Products or Processes and the Licensed Non-Patented Products or Processes by the sublicensee. Such earned royalty shall be due for as long as LICENSEE or its Subsidiary is receiving proceeds from the sublicensee, but not in excess of the duration of this Agreement.

In addition, in the event LICENSEE transfers or sells any of the marketing rights to any Licensed Patented Product or Process or Licensed Non-Patented Product or Process to a non-related corporation, firm, association, partnership, or other entity, the proceeds from such sale of marketing rights is hereby expressly excluded from the terms of this Article IV, and no royalty payments shall be due thereon, provided, however, that the sales of any Licensed Patented Products or Processes or Licensed Non-Patented Products or Processes by said entity, association, firm, partnership or corporation shall be subject to the royalty provided in this Section IV.A.3; and provided further, that the total royalty under Sections IV.A.I, IV.A.2., and IV.A.3. shall not in any event exceed that amount which would otherwise be due and payable under Section IV.A.I. or IV.A.2., as the case may be, had such royalties been paid on the ultimate sale on such Licensed Patented Product or Process or Licensed Non-Patented Product or Process in the marketplace.

4. In no event will LICENSEE be obligated to pay royalties under Sections IV.A.1., IV.A.2. and IV.A.3. simultaneously for Net Sales of any particular product or process in any given country (except as may arise in connection with sales to a marketing entity and resales by said entity, in accordance with Section IV.A.3. above). A single royalty will be due on each sale of Licensed Patented Products or Processes no matter how many items in the BOARD Patent Rights cover such Licensed Patented Products or Processes. No royalty shall be paid on a Licensed Patented Product or Process after the BOARD Patent Rights covering said Licensed Patented Product or Process have expired.

5. Earned royalties in the amount set out in Section IV. A. 2. shall accrue in each country only for the period that the LICENSEE is the exclusive commercial source in that country of a Licensed Non-Patented Product or Process. The term “exclusive commercial source” as used above shall mean that the LICENSEE is the sole commercial source of the Licensed

Non-Patented Product or Process in that country and that there is no commercial product available in that country that is substantially equivalent in market acceptance. If the LICENSEE believes that it is not the exclusive commercial source of a Licensed Non-Patented Product or Process in any designated country, then it shall so notify BOARD and provide reasonable evidence thereto. Within 45 days of receipt of said notice and evidence, BOARD shall notify the LICENSEE in writing of its acceptance or rejection of the evidence as to the existence of another commercial source. Upon acceptance by BOARD, the LICENSEE shall, as of said date of acceptance, no longer have any obligation to pay royalties on Net Sales in “that country based on the amount set out in Section IV.A.2. herein. In such event, the amount set out in Section IV.A.2. shall be reduced to an amount equal to one-third (1/3) of the applicable amount, and LICENSEE shall pay such reduced royalty amount.

6. BOARD agrees that in order to successfully market products and processes covered by this Agreement, LICENSEE must have complete freedom in marketing. Thus, BOARD understands that LICENSEE makes no warranty that it will market the products or processes covered by this Agreement or, if LICENSEE does market any of such products or processes, that they will be the exclusive means by which LICENSEE will participate in this field. All business decisions relating to use, manufacture, sale or marketing of products covered under this Agreement will be within the sole discretion of LICENSEE.

7. In the event that LICENSEE enters into a joint venture with another entity and utilizes BOARD Technical Information in combination with the technology of such entity, then Net Sales for purposes of calculating royalties shall be deemed to be LICENSEE’s income received from such joint venture. Subject to the foregoing sentence, where a Licensed Patented Product or Process or a Licensed Non-Patented Product or Process is not sold separately but is sold in combination with or as part of other products, the Net Sales of the Licensed Patented Product or Process or the Licensed Non-Patented Product or Process so sold shall be calculated, for the purpose of computing royalties due, by applying to the total selling price of the combination or composite product a fractional multiplier having as its denominator the total selling price of the combined or composite product (determined by generally accepted accounting principles) and as its numerator the selling price of the included Licensed Patented Product or Process or Licensed Non-Patented Product or Process (similarly determined).

B. Notwithstanding anything contained in Section IV.A. to the contrary, if, by May 1, 1987, BOARD elects to exercise its rights under Section III.B. or III.C. hereof, to acquire Series A Preferred Stock and does in fact purchase or acquire any such shares of Series A Preferred Stock, the royalties provided in Section IV.A.1. and IV.A.2. will increase in accordance with the terms set forth in Sections III.B. or III.C., as the case may be, immediately upon the closing of the applicable investment. In such event, the BOARD shall return the certificate(s) for Common Stock issued under Article III.A. hereof to the LICENSEE, and such certificate(s) shall be thereupon cancelled and of no further effect. In the event BOARD has elected to acquire some but not all of the Series A Preferred Stock available to it, LICENSEE shall issue BOARD a new certificate for that amount of shares of Common Stock which BOARD has not forfeited.

V.

REPORTING, PAYMENT AND MARKING

A. LICENSEE agrees to keep proper records and books of account in accordance with generally accepted accounting principles, showing the sales upon which the royalty payments of LICENSEE are based, and all other information necessary for the accurate determination of payment to be made hereunder and to deliver to UTSCC, within forty-five (45) days after each calendar quarter ending on March 31, June 30, September 30 and December 31, a report showing the information on which the payments herein provided are calculated and to accompany each such report with the payments shown to be due thereby.

B. On reasonable written notice, UTSCC at its own expense, shall have the right, exercisable only once in any calendar year, to have an independent certified public accountant or an appropriate representative of UTSCC, reasonably satisfactory to LICENSEE, inspect and audit the books and records of LICENSEE, its Subsidiaries and its sublicensees during usual business hours of LICENSEE, its Subsidiaries and its sublicensees for the sole purpose of, and only to the extent necessary for, determining the correctness of payments due under this Agreement. Such examination with respect to any fiscal year shall not take place later than three years following the expiration of such period. If such inspection and audit results in a discrepancy in the correctness of the payments due under this Agreement in an amount in excess of five percent (5%), LICENSEE shall pay any and all costs or fees associated with said audit and charged to UTSCC by said independent accounting firm, together with the corrected amount of royalty payments due hereunder, within thirty (30) days of receipt of the audit results.

C. Royalties based on Net Sales in any foreign country shall be payable to BOARD in the United States in United States Dollars. Dollar amounts shall be calculated using the foreign exchange rate, as published by the Wall Street Journal, in effect for such foreign currency on the last business day of each calendar quarter for which a report is required. Where royalties are due for Net Sales in a country where, for reasons of currency, tax or other regulations, transfer of foreign currency out of such country is prohibited, LICENSEE has the right to place BOARDS’s royalties in a bank account in such country in the name of and under the sole control of BOARD; provided, however, that the bank selected be reasonably acceptable to BOARD and that LICENSEE inform BOARD of the location, account number, amount and currency of money deposited therein. After BOARD has been so notified, those monies shall be considered as royalties duly paid to BOARD, will be completely controlled by BOARD, and LICENSEE will have no further responsibility with respect thereto.

D. All foreign taxes on royalty payments hereunder, imposed upon or required to be withheld by LICENSEE, its Subsidiaries or its sublicensees, shall be deducted from such payments (but not in excess of BOARD royalties), and evidence of such foreign taxes shall be delivered to BOARD at the time of the reports with respect to such royalty payments. LICENSEE agrees, however, to assist BOARD in recovering or preventing the levy or withholding of any such taxes, provided that LICENSEE shall be reimbursed for its out-of-pocket expenses incurred in rendering any such assistance.

E. LICENSEE agrees to mark all Licensed Patented Products or Processes sold by it or its sublicensees covered by the BOARD Patent Rights with appropriate patent marking, such marking to be agreed upon between the parties hereto, together with notice of copyright sufficient to maintain legal claim to copyright in the country of origin of such Licensed Patented Product or Process, as well as for Licensed Non-Patented Product or Process.

VI.

RESEARCH AND DEVELOPMENT

A. In addition to the above agreements on its part, LICENSEE has established an operating budget for the next two years equal to $600,000.00, which shall be allocated and expended in the following manner: (i) the sum of $413,000.00 to be paid to UTSCC over the next two years for research and development of the Licensed Subject Matter and to be expended by UTSCC for salaries and fringe benefits, supplies, animals and institutional overhead; (ii) the sum of $131,775.00 to be used by LICENSEE for direct purchases made by it for certain equipment, supplies and animals for the research and development project; and (iii) the sum of $55,000.00 to be used as working capital by LICENSEE, in its sole discretion; all in accordance with the terms of that certain Research and Development Contract attached hereto as Exhibit D and incorporated herein for all purposes (“R & D Agreement”). In consideration thereof, BOARD and UTSCC hereby grant to LICENSEE an exclusive, world-wide license, including the right to grant sublicenses, in and to the Base Technology, the Products, the Improvements, and all Proprietary Property (as said terms are defined in the R & D Agreement) conceived or developed pursuant to such R & D Agreement and or work done in connection with such Agreement, to manufacture, use, market and sell any Products and Improvements (as defined therein) throughout the United States of America, its territories and possessions, and in all foreign countries, on the same terms and conditions, with the identical rights and obligations, and governed in all respects by this License Agreement.

B. UTSCC and its personnel shall have the right to publish papers disclosing the general scientific findings related to the BOARD Patent Rights and BOARD Technical Information, including results of the work conducted by them on behalf of LICENSEE under the R & D Agreement, in accordance with the terms hereof and of the R & D Agreement. A copy of each proposed publication shall be provided to LICENSEE at least ninety (90) days in advance of submission for publication thereof to permit LICENSEE time to comment thereon and to allow UTSCC and its personnel to make corrections or revisions, where appropriate, and to permit LICENSEE or BOARD time in which to prepare application(s) for Letters Patent treating the subject matter of such publication or to take other steps necessary to protect such proprietary rights. UTSCC shall refrain from submitting such manuscript or information for publication until the expiration of such review period. Any proposed publication provided to LICENSEE shall be considered as acceptable for the submission for publication unless LICENSEE notifies UTSCC within said ninety (90) day period that in LICENSEE’s judgment, such publication discloses developments which are potentially patentable and may be necessary or useful to the commercial exploitation of any Products, Improvements, the Base Technology, or Proprietary Property (as defined in said R & D Agreement). If LICENSEE notifies UTSCC in writing that such publication does disclose potentially patentable developments, UTSCC shall refrain from submitting such manuscript or publication for the duration of the above-referenced ninety (90) day period following delivery to LICENSEE of such notice, in order for BOARD or LICENSEE to take steps to prepare and file patent applications.

C. Notwithstanding any other provision of this Agreement, BOARD shall specifically retain, for itself, SYSTEM, and its component institutions, the right to use the Licensed Subject Matter, the BOARD Patent Rights, and the BOARD Technical Information for research, teaching, and other related non-commercial purposes.

D. UTSCC hereby agrees that it shall engage in good faith negotiations with LICENSEE on an exclusive basis, for a period of up to ninety (90) days, concerning the terms and conditions under which UTSCC and BOARD shall agree to license, on an exclusive basis, to LICENSEE any and all New Technology (as defined in the R & D Agreement) conceived or developed by UTSCC, prior to UTSCC or BOARD discussing such New Technology with any other potential licensee or sponsor. LICENSEE agrees, however, that any technology which is developed as a result of a research and development program sponsored by another firm as of the date hereof is excluded from this right of first refusal if such firm has rights to acquire such technology. UTSCC agrees that it shall (1) refrain from disclosing such patentable technology to third parties or entering into negotiations or agreements with third parties with regard to the disposition of a development except as otherwise expressly permitted by this Section VI.D.; and (2) give LICENSEE prompt written notice of any such development, which notice shall specify all relevant technical and scientific information pertaining to the technology in sufficient detail to permit LICENSEE to reasonably assess its interest in the technology and UTSCC’s projected research funding requirements, if any (the “Development Notice”). If LICENSEE delivers notice to UTSCC of its interest in a development (“Notice of Interest”) within 90 days of delivery of the Development Notice, LICENSEE and UTSCC shall undertake negotiations for the acquisition by LICENSEE of rights to the development. If LICENSEE fails to deliver a timely Notice of Interest, or if UTSCC, BOARD and LICENSEE fail to enter into a written agreement within 90 days of delivery of the Development Notice or such additional time as may be agreed to by the parties, BOARD and UTSCC shall be free to consult with and license said technology to any other firm on the same terms and conditions as were last offered to LICENSEE, provided, however, that if the proposed terms of said license agreement to a third party vary from those offered to LICENSEE, BOARD and UTSCC shall first offer the new terms to LICENSEE, which shall have 10 days to accept or reject. In the event BOARD and UTSCC do not successfully license such technology to a third party within 360 days of the expiration of the offer period to LICENSEE, then BOARD and UTSCC shall no longer be free to offer said technology to a third party without first offering it to LICENSEE.

This first right of refusal by LICENSEE shall exist so long as this License Agreement between LICENSEE and the BOARD is in effect, and in no event beyond the termination of this License Agreement. LICENSEE and UTSCC agree that they will use their respective best efforts to comply in all material respects with the terms of this section.

VII.

ADDITIONAL PATENT APPLICATIONS AND RIGHT TO FILE SUIT

A. 1. BOARD shall file additional patent applications in the United States and in any foreign countries in which LICENSEE notifies BOARD that LICENSEE desires applications relating to the Licensed Subject Matter to be filed, and such additional patent applications, and all patents issuing thereon, shall be included within the BOARD Patent Rights, or, with prior approval of BOARD, LICENSEE may file any particular patent application. LICENSEE shall reimburse BOARD for its reasonable out-of-pocket costs, plus overhead not to exceed fifty percent (50%) of BOARD’s out-of-pocket costs, including attorneys’ fees, of filing and prosecuting such additional patent applications. BOARD, at its expense, shall be free to file in any foreign country not elected by LICENSEE, provided that BOARD provides LICENSEE with thirty (30) days advance written notice of its desire to file for any such patent. If LICENSEE does not notify BOARD within such time period of its desire to have BOARD file for a patent on LICENSEE’s behalf, then the patent rights associated with such filing shall not be subject to this Agreement.

2. BOARD shall have the full and complete control over the prosecution of such domestic and foreign patent applications, but shall keep LICENSEE advised as to such patent prosecution by supplying to LICENSEE copies of any official Actions, amendments, responses and other correspondence, including copies of patents or other material referred to or cited therein, within a reasonable period of time after receipt or filing thereof by BOARD.

B. 1. LICENSEE shall have the right, exercisable at LICENSEE’s sole discretion, to file and control the prosecution of any and all suits seeking to enjoin or recover damages from any and all infringers of any patent which is then included within the BOARD

Patent Rights, and shall have the right to join BOARD as a party in any such suit filed by LICENSEE. LICENSEE shall bear the expense of any such suit, and any amounts recovered, whether by final judgment, settlement or otherwise, as a result of such suit shall be the sole property of LICENSEE, subject to the royalty provisions of Article IV.

2. In the event that LICENSEE shall not institute or prosecute any suit to enjoin or recover damages from any infringer, BOARD may do so at its sole expense, provided BOARD has first given LICENSEE 60 days’ advance notice of its intention to take such action and, provided further, that LICENSEE has not itself taken appropriate action during such 60-day period. Any amounts recovered in an action brought by BOARD, whether by final judgment, settlement or otherwise in any such suit shall be the sole property of BOARD.

3. LICENSEE and BOARD agree that neither will settle any action commenced by it in a manner that is prejudicial to any BOARD Patent Rights without the other party’s prior written approval. BOARD and LICENSEE each agree that it will promptly notify the other of any infringement or potential infringement of any BOARD Patent Rights which comes to its attention.

4. In any suit or dispute involving any infringement, BOARD and LICENSEE shall cooperate fully, and upon the request of the party bringing suit, the other party shall make available all relevant records, papers, information, samples, specimens, and the like which may be relevant and in its possession. In the event a court of competent, final jurisdiction determines that one or more of the BOARD Patent Rights are invalid or unenforceable, no further royalty payments on operations covered by such BOARD Patent Rights shall be due or owing hereunder with respect thereto.

In the event the making, using or selling of the Licensed Patented Products or Processes or Licensed Non-Patented Products or Processes is determined, by a court of final competent jurisdiction, to infringe one or more claims of a valid, subsisting patent owned by a third party, no royalty payments shall be due BOARD with respect to such product or process from such infringing activities in that jurisdiction from the time such determination is made until such patent expires. In the event that either party is able to negotiate a license with royalties based on a good faith assessment of the strength and enforceability of said third party’s patent, royalty payments due hereunder will be paid only to the extent that such payments exceed any royalty payments made by LICENSEE to such third party as a result of such negotiated license but in no event shall such payments be reduced below fifty percent (50%) of that otherwise due.

VIII.

DURATION AND TERMINATION

A. Unless otherwise provided herein, this Agreement shall remain in force and effect until the expiration of the last patent relating to the Licensed Subject Matter and, at the option of LICENSEE, from year to year thereafter; however, it is understood that no royalties shall be due on any sales of Licensed Patented Products or Processes and Licensed Non-Patented Product or Processes in any country where the applicable BOARD Patent Rights have previously expired or where, pursuant to other provisions of this Agreement, no further royalty payments are due for other reasons.

B. This Agreement may be terminated by either party, if the other party substantially fails to perform or otherwise materially breaches any of the material terms, covenants or provisions of this Agreement, such termination to be effected in accordance with the provisions hereof. In such event, the non-breaching party shall give written notice of intent to terminate to the breaching party stating the grounds therefor. The party receiving the notice shall have sixty (60) days thereafter to correct such breach. If such breach is not corrected within said sixty (60) days after notice as aforesaid, then the party sending the notice of intent to terminate, at its option, may terminate this Agreement by further written notice thereof to the party in breach, provided however, that if such breaching party notifies the terminating party that it is in good faith attempting to cure such breach, describing the manner thereof, or if the breach is incurable and the breaching party is willing to compensate in damages, such termination may not occur during the period of such cure or negotiation of damages.

C. After three (3) years from the effective date of this Agreement, BOARD shall have the right, upon ninety (90) days’ written notice, to terminate this Agreement if LICENSEE has failed to commercialize the Licensed Subject Matter. If, as of said date, LICENSEE has commercialized some but not all aspects of the Licensed Subject Matter, then the BOARD’s right to terminate this Agreement shall not apply. Furthermore, if the LICENSEE shall demonstrate to the reasonable satisfaction of the BOARD that it has an ongoing and active research, developmental, manufacturing, marketing, clinical testing, or licensing program, directed toward production and sale of products, then LICENSEE shall be deemed to have satisfied the requirements herein to commercialize the Licensed Subject Matter.

D. In the event of termination of the Agreement in whole or in part for any reason whatsoever, the following shall apply, limited, however, to those BOARD Patent Rights being terminated and applicable Licensed Patented Products or Processes and Licensed Non-Patented Products or Processes:

1. LICENSEE shall not thereby be discharged from any liability or obligation to BOARD which became due or payable prior to the effective date of such termination;

2. If LICENSEE, its Subsidiaries or its sublicensees then possess Licensed Patented Products or Processes or Licensed Non-Patented Products or Processes, have started the manufacture thereof or have accepted orders therefor, LICENSEE, its Subsidiaries or sublicensees shall have the right to sell their inventories thereof, complete the manufacture thereof and market such fully manufactured Licensed Patented Products or Processes or Licensed Non-Patented Products or Processes, and/or manufacture and sell Licensed Patented Products or Processes or Licensed Non-Patented Products or Processes, in order to fulfill such accepted orders, subject to the obligation of LICENSEE to pay BOARD the earned royalty payments therefor as provided in Section IV of this Agreement;

3. Subject to Section VIII.D.2., LICENSEE shall discontinue, and shall cause its Subsidiaries and sublicensees to discontinue, the manufacture, use, marketing and sale of Licensed Patented Products or Processes or Licensed Non-Patented Products or Processes, and shall assign any sublicenses granted hereunder to BOARD, and LICENSEE shall immediately discontinue use of the words “Board of Regents, The University of Texas System”, “University of Texas System Cancer Center”, or any language which would connect sales of products by LICENSEE with or imply the sponsorship of BOARD, except that packaging and advertising material may be used for products permitted to be sold under Section VIII.D.2. above; and

4. All rights sold, assigned or transferred by BOARD to LICENSEE hereunder and then subject to termination shall revert to BOARD, and LICENSEE agrees to execute all instruments necessary and desirable to revest said rights in BOARD.

IX.

ADDRESSES

A. Any notice, communication, request, instruction, payment or other document required or permitted herein shall be deemed delivered upon mailing by regular mail (except in the case of notice provided for herein, in which case certified mail, return receipt requested, shall be required), postage prepaid, or by prepaid telegram, or upon personal delivery, to the parties at the following addresses:

If to the LICENSEE:	The Macrophage Company, Inc.
2201 Timberloch Place
The Woodlands, Texas 77380
Attention: President

If to UTSCC:	Mr. Steven C. Schultz
Executive Vice President for Administration
The University of Texas System Cancer Center
6723 Bertner
Houston, Texas 77030

If to BOARD, or SYSTEM:	Office of General Counsel
The University of Texas System
201 West 7th Street
Austin, Texas 78701

(or at such other address in care of such other person as hereafter shall be designated in writing by any party). With respect to any notices to the BOARD, SYSTEM, or UTSCC involving intellectual property right matters, a copy shall be sent to:

System Intellectual Property Officer

Office of General Counsel

The University of Texas System

201 West 7th Street

Austin, Texas 78701

X.

CONFIDENTIAL INFORMATION

A. BOARD, UTSCC and LICENSEE each agree that all information relating to the research and development project referred to in Article VI hereof and the Licensed Subject Matter and contained in documents marked “Confidential” which are forwarded to one by the other shall be received in strict confidence, used only for the purposes of this Agreement or said R & D Agreement, and not disclosed by the recipient party (except as required by the Texas Open Records Act), its agents or employees without the prior written consent of the other party, unless such information (i) was in the public domain at the time of disclosure, (ii) later became part of the public domain through no act or omission of the recipient party, its employees, agents, successors, or assigns, (iii) was lawfully disclosed to the recipient party by a third party having the right to disclose it, (iv) was already known by the recipient party at the time of disclosure or (v) was independently developed or is required to be submitted to a government agency pursuant to any obligation imposed or right granted hereunder.

Each party’s obligation of confidence hereunder shall be fulfilled by using the same degree of care with the other party’s confidential information it uses to protect its own confidential information. Nothing contained herein shall prevent BOARD, UTSCC or LICENSEE, its Subsidiaries or its sublicensees from disclosing information to the extent such information is required to be disclosed, and after securing or making a good faith effort to secure, confidentiality limitations comparable to the foregoing, (i) in connection with the securing of necessary governmental authorization for LICENSEE’s, its Subsidiaries’ or sublicensees’ manufacture, use or sale of a Licensed Patented Product or Process or Licensed Non-Patented Product or Process, (ii) for the purpose of BOARD’s, UTSCC’s, LICENSEE’s, or any of their Subsidiaries’ or sublicensees’ compliance with governmental regulations,

(iii) for the purpose of sublicensing or distribution and sale as provided for herein, or (iv) in connection with the development, manufacture, use or sale of any Licensed Patented Product or Process or Licensed Non-Patented Product or Process as provided for herein.

Except as herein expressly provided or in the R & D Agreement, UTSCC further agrees that it will not use the Base Technology, Products, Improvements or Proprietary Property (as defined in said R & D Agreement) for its own benefit or for the benefit of any party other than LICENSEE, and that any such use (except as provided for non-commercial academic purposes) shall be solely for the performance of its obligations under such Agreements. It shall obtain appropriate written agreements in form satisfactory to LICENSEE from all persons other than employees that may have access to the Base Technology, Products, Improvements or Proprietary Property pursuant to which such party agrees to so maintain in strict confidence all such material and not to use such material except for the benefit of LICENSEE, and shall ensure that all employees shall likewise maintain the confidentiality of all such information and shall not use such material except as permitted in such Agreements. The obligations imposed by this section shall exist for so long as this License Agreement is in force and for a period of three (3) years thereafter.

XI .

ENTIRE AGREEMENT

A. This Agreement, together with the R & D Agreement attached hereto as Exhibit D, contains the entire agreement and understanding between the parties with respect to the subject matter hereof, and merges all prior discussions, representations and negotiations with respect to the subject matter of this Agreement and is to be interpreted in accordance with the Laws of the State of Texas.

XII.

ASSIGNMENT

A. This Agreement may not be assigned by either party, without the prior written consent of the other, which consent shall not be unreasonably withheld, provided that LICENSEE may assign this Agreement to any purchaser or transferee of all or substantially all of LICENSEE’s business upon prior written notice to BOARD, and provided further, that nothing shall prevent LICENSEE from entering into sublicensing agreements with other parties. This Agreement shall be binding upon and inure to the benefit of BOARD, LICENSEE and their respective permitted assigns and successors in interest.

LICENSEE agrees that it shall use its best efforts to provide copies of all sublicenses and assignments to UTSCC.

XIII.

REPRESENTATIONS AND WARRANTIES

BOARD, and where applicable, UTSCC, make the following representations and warranties, as of the effective date hereof:

A. BOARD represents and warrants that it is the owner of the entire right, title and interest in and to the BOARD Patent Rights, including without limitation the patents and patent applications listed on Schedule I., and the BOARD Technical Information and that there are no outstanding liens, encumbrances, agreements or understandings of any kind, either written, oral or implied which are inconsistent with any provision of this Agreement, except to the extent that research funded by Federal Government grants may be subject to a reserved non-exclusive license to the Government. Except for the foregoing, BOARD represents and warrants that it has the sole right to grant licenses under the BOARD Patent Rights and BOARD Technical Information and that it has not granted licenses to any other person.

B. BOARD represents and warrants that no individual or entity has asserted that BOARD, or any employee, agent, representative or other person affiliated with BOARD is infringing or has infringed any foreign or domestic patent or has misappropriated or improperly used or disclosed any trade secret, confidential information or know-how which relates in any manner to the subject matter of this Agreement.

C. BOARD represents and warrants that it has no knowledge that any person or individual is infringing or has infringed any foreign or domestic patent included within the BOARD Patent Rights, or has misappropriated or improperly used or disclosed any trade secret, confidential information, or know-how included within the BOARD Technical Information.

D. BOARD represents and warrants that no patent or patent application listed on Schedule I. is the subject of any re-examination proceeding or any pending interference, opposition, cancellation or other protest proceeding.

E. BOARD represents and warrants that it has no knowledge of any foreign or domestic patent or patent application which is reasonably expected by BOARD to restrict LICENSEE from manufacturing, using or selling any Licensed Patented Product or Process any Licensed Non-Patented Product or Process or any portion of the BOARD Technical Information.

F. BOARD and UTSCC represent and warrant that neither of them is aware of any sponsored research and development program between either of them or any other component of System and a party other than LICENSEE which relates to or in any way affects the Licensed Subject Matter.

XIV.

INDEMNIFICATION

A. LICENSEE agrees to indemnify and hold harmless UTSCC, SYSTEM, BOARD and their Regents, officers, agents and employees (“Indemnified Person”) from any liability, loss or damage they may suffer as a result of claims, demands, costs or judgments against them arising out of the activities conducted pursuant to this Agreement, provided, however, that any such liability, loss or damage resulting from, arising out of, or incident to, directly or indirectly, the following subsections a. or b. is excluded from this indemnification:

a. Any negligent or willful failure to comply with any applicable FDA or other governmental requirements; or

b. The negligence or willful malfeasance of an Indemnified Person.

Each Indemnified Person agrees to endeavor to provide LICENSEE with a copy of a notice of claim or action which is a matter subject to indemnification in accordance with the terms hereof, in order for LICENSEE to defend such claim or action. LICENSEE shall have the right to control the defense of any such claim or action, at its own expense. The Indemnified Person or Persons agree to cooperate with LICENSEE in the defense of such claim or action. Failure of the Indemnified Person to notify LICENSEE as required above or to cooperate with LICENSEE, which failure materially adversely affects LICENSEE’s ability to defend such claim or action or directly results in LICENSEE incurring liability hereunder, shall relieve LICENSEE from any obligation of indemnification hereunder.

XV.

PUBLICITY AND NEWS RELEASES

BOARD, UTSCC and LICENSEE acknowledge that any party hereto may wish to distribute periodically informational releases and announcements to the news media regarding this Agreement. No party shall release such materials containing the name of another party or any of its employees without the prior approval by an authorized representative of such party, which said approval shall not be unreasonably withheld. Should a party reject a proposed news release, the parties agree to discuss the reasons for such rejection, and every effort shall be made to develop an appropriate informational news release.

XVI.

MISCELLANEOUS

A. CAPTIONS. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement .

B. SEVERABILITY. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

C. EFFECTIVE DATE. This Agreement shall be effective as of the date of execution hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the 15th day of October, 1986.

ATTEST:	THE MACROPHAGE COMPANY, INC.

/s/ Illegible	BY:	/s/ Illegible
Secretary	TITLE:	President

ATTEST:	THE UNIVERSITY OF TEXAS SYSTEM CANCER CENTER

/s/ Illegible	BY:	/s/ Steven C. Schultz
Steven C. Schultz
	TITLE:	Executive Vice President for Administration

FORM APPROVED:

/s/ Illegible
Office of General Counsel
The University of Texas System

CONTENT APPROVED: (FOR U.T. SYSTEM)	BOARD OF REGENTS OF THE UNIVERSITY OF TEXAS SYSTEM

BY:	BY:	/s/ Illegible
TITLE:	TITLE:	Executive Vice Chancellor

CERTIFICATE OF APPROVAL

I hereby certify that pursuant, to procedures authorized by the Board of Regents of The University of Texas System the foregoing Agreement was approved on the 19th day of January 1987, and that the person whose signature appears above is authorized to execute such agreement on behalf of the Board.

/s/ Illegible
Executive Secretary, Board of Regents The University of Texas System

Exhibit A

to

Exclusive License Agreement

To induce the LICENSEE to deliver the above-specified Common Stock to the BOARD, BOARD hereby represents and warrants to the LICENSEE as follows:

1. BOARD is acquiring the Common Stock for its own account as principal, for investment purposes only, and not with a view to, or for, resale or distribution, and no other person has a direct or indirect beneficial interest in the Common Stock;

2. The BOARD has not offered any of the Common Stock for resale and has no present intention of dividing its interest with others or of reselling or otherwise disposing of the Common Stock;

3. The BOARD further represents, warrants and agrees that it will not sell or otherwise dispose of the Common Stock without registration under the Securities Act of 1933, as amended (the “Act”), or an exemption therefrom, and fully understands and agrees that it must bear the economic risk of its investment for an indefinite period of time because, among other reasons, the Common Stock has not been registered under the Act or under the securities laws of any state and, therefore, cannot be resold, pledged, assigned or otherwise disposed of unless they are subsequently registered under the Act and under the applicable securities laws of such states or an exemption from such registration is available. BOARD also understands that the LICENSEE is under no obligation to register the Common Stock on its behalf or to assist it in complying with any exemption from registration under the Act. BOARD further understands that any certificate evidencing the Common Stock will bear a legend restricting the transfer thereof consistent with the foregoing and that a notation may be made in the records of the LICENSEE restricting the transfer of any Common Stock in a manner consistent with the foregoing.

C. The BOARD acknowledges that it is aware that:

(1) No federal or state agency has passed upon the Common Stock or made any finding or determination as to fairness of this investment;

(2) There are substantial risks of loss of investment incident to an investment in the Common Stock and such an investment is highly speculative;

(3) The LICENSEE is only recently organized, has not conducted any substantial business to date and does not have any substantial working capital or financial resources. The business in which the LICENSEE proposes to engage is highly speculative and success in the LICENSEE’s business may depend on, among other things, the LICENSEE’S ability to obtain financing, to complete product development, to

Exhibit B

to

Exclusive License Agreement

Schedule of Funding by Board of Regents

Amount of Funds Contributed by Board	Amount of Series A Preferred Stock to be Issued	Amount of Common Stock to be Forfeited	New Royalty Amount IV.A.1	New Royalty Amount IV.A.2
- 0 -	- 0 -	- 0 -	No Change	No Change
$ 50,000	100,000	67,000	3.5%	2.33%
$100,000	200,000	133,000	4.0%	2.67%
$150,000	300,000	200,000	4.5%	3.00%
$200,000	400,000	267,000	5.0%	3.33%
$250,000	500,000	333,000	5.5%	3.67%
$300,000	600,000	400,000	6.0%	4.00%

Exhibit C

to

Exclusive License Agreement

Principal Amount of 8% Convertible Notes Redeemed by LICENSEE	Amount of Series A Preferred Stock Issued Upon Conversion of 8% Convertible Notes	Amount of Shares to be Exercisable under Stock Purchase Warrants at $.10/share
- 0 -	600,000	- 0 -
50,000	500,000	25,000
100,000	400,000	50,000
150,000	300,000	75,000
200,000	200,000	100,000
250,000	100,000	125,000
300,000	- 0 -	150,000

SCHEDULE I

to

EXCLUSIVE LICENSE AGREEMENT

1.	“Methods and Compositions for the Inhibition of Tumor Cell Proliferation”, U.S. Serial No. 794,348. Filed November 1, 1985.

2.	“Human Monocyte Dervied Soluble Factors with Tumoricidal Properties”. Patent Application Recommended by UTSCC Patent Committee on August 11, 1986.

SCHEDULE I

to

EXCLUSIVE LICENSE AGREEMENT

Of October 15, 1986

1.	“Arginine Independent Macrophage Cytotoxin (AIMC)”, Sivaramakrishman, Lopez- Berestein, Tucker, Klostergaard. (UTCS: 181)

2.	“Preparation and Characterization of Liposomal Formulations of Lipophilic Human Tumor Necrosis Factor”, Utsumi, Hung, Klostergaad. (ID90-030)